Exhibit 99.1
For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Calavo Growers, Inc. Lee E. Cole Chairman, President and CEO (805)525-1245
CALAVO GROWERS, INC. POSTS RECORD
FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS

Fourth Quarter Highlights Include:
•	Net Income to Calavo Rises 106 Percent to Record $4.8 Million from $2.3 Million in Last Year’s Final Quarter

•	Diluted Per Share Results Equal 32 Cents, Up from 16 Cents in Year-Earlier Fourth Quarter

•	Revenues Climb 32 Percent to $107.2 Million in Most Recent Fourth Period from $80.9 Million

•	Fresh Segment Sales Rise 35% As a Result of an 80 Percent Increase in Avocado Volume from Corresponding Quarter Last Year
Full-Year Highlights Include:
•	Fiscal 2010 Earnings Per Share $1.22, a 30 Percent Increase from $0.94 Last Year

•	Revenues Reach All-Time High of $398.4 Million, a 16 Percent Jump from $344.8 Million in Fiscal 2009

•	Gross Margin Reaches $51.5 Million, Up 16 Percent from Last Year’s $44.5 Million
SANTA PAULA, Calif. (Jan. 3, 2011)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported record fiscal 2010 fourth quarter operating results, with net income advancing 106 percent on a 32 percent increase in revenues. The operating performance caps the fourth consecutive fiscal year in which the company—a global leader in avocado marketing and an expanding provider of other diversified fresh and prepared foods—has registered new historic highs.
     For the three months ended Oct. 31, 2010, net income to Calavo rose to $4.8 million, equal to $0.32 per diluted share, from $2.3 million, or $0.16 per diluted share in last year’s final quarter. Revenues in the most recent quarter
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Calavo Reports Record Fiscal 2010 Fourth Quarter, Full-Year Results/2-2-2
advanced to $107.2 million from $80.9 million in the corresponding period of fiscal 2009.
     Record gross margin of $14.3 million represents a 55 percent improvement from $9.2 million posted in the fourth quarter last year. Gross margin as a percentage of total revenues increased by nearly 200 basis points to 13.3 percent from 11.4 percent in last year’s fourth quarter. In the fiscal 2010 final quarter, operating income expanded by 135 percent to $7.3 million from $3.1 million one year ago.
     Fresh Product segment sales in the most recent quarter equaled $93.8 million, an increase 35 percent from $69.3 million in the fiscal 2009 final period. A 56 percent increase in total units shipped drove fourth quarter sales in Calavo’s Fresh Product segment, anchored by an 80 percent rise in fresh avocado volume year-over-year. Fresh Product gross margin rose more than two-fold to $11.1 million, equal to 11.9 percent of segment revenues, from $4.9 million, or 7.0 percent of segment revenues, in the corresponding quarter last year.
     Fourth-quarter revenues in the CalavoFoods business segment expanded 16 percent to $13.4 million from $11.6 million in the like period one year earlier. CalavoFoods gross margin totaled $3.2 million, or 23.5 percent of segment sales in the most recent quarter. This compares with segment gross margin of $4.4 million, or 37.6 percent of CalavoFoods revenues, in the fourth quarter last year. Segment sales benefited modestly from the aforementioned diversification into new products. CalavoFoods gross margin was impacted by the effect of higher fruit costs year to year.
     Chairman, President and CEO Lee E. Cole stated: “Calavo’s fourth quarter and full-year operating results are formidable. Double-digit sales growth in fresh avocados, diversified produce and CalavoFoods paced another record-setting
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Calavo Reports Record Fiscal 2010 Fourth Quarter, Full-Year Results/3-3-3
year in fiscal 2010, during which virtually all other key metrics reached new highs, as well.
     “Most tellingly, Calavo’s strong results underscore the company’s continued success implementing its business agenda, focusing squarely on sourcing diversification for avocados and other diversified fresh produce items. Complementing our fresh avocado performance, we witnessed growth last year in tomatoes and refrigerated fresh guacamole, two categories in which the company has worked diligently to expand over the past several years.
     Cole continued: “The company continues making progress in diversifying revenue streams and leveraging the infrastructure built upon our fresh avocado business. Accomplishments from these strategies are evident in sales from diversified fresh produce and CalavoFoods—essentially everything beside our fresh avocados—which accounted for 28 percent of Calavo’s total revenues, but 39 percent of gross margin in the recently concluded year.”
     Net income to Calavo for the year ended Oct. 31, 2010 climbed to $17.8 million, or $1.22 per diluted share, an increase of 31 percent from last year’s $13.6 million, equal to $0.94 per diluted share, which was the previous all-time high. Revenues grew approximately 16 percent to a record $398.4 million in fiscal 2010. This compares with revenues of $344.8 million in the preceding fiscal year.
     Full-year gross margin rose 16 percent to $51.5 million from $44.5 million in fiscal 2009. Gross margin as a percentage of total sales in fiscal 2010 stood unchanged at 12.9 percent. Operating income for the most recent year totaled $28.4 million, an increase of $6.6 million, or 30 percent, from $21.7 million in the corresponding 12 months of fiscal 2009.
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Calavo Reports Record Fiscal 2010 Fourth Quarter, Full-Year Results/4-4-4
     Selling, general and administrative (SG&A) expense for fiscal 2010 rose modestly—less than $400,000 or 1.7 percent—to $23.2 million from $22.8 million in the prior year, while supporting an additional $53.6 million in revenues. As a result, SG&A expense as a percentage of total revenues declined approximately 80 basis points to 5.8 percent in the most recent year from 6.6 percent in 2009. SG&A as a percentage of fiscal 2010 gross profit, a key Calavo performance metric, fell 620 basis points to 45.0 percent from 51.2 percent one year ago.
     CEO Cole stated: “Calavo’s achievements expanding revenues, gross margin and profit while incurring only a nominal increase in SG&A is indicative of our success in leveraging the company’s substantial packing, marketing and distribution infrastructure.”
     Cole cited fiscal 2010’s strong avocado demand, as well as the company’s expanding diversified fresh produce operations, “which afforded cost efficiencies and economies of scale last year that benefited our unit-driven business model by spreading greater volumes across our fixed-cost infrastructure.
     “To that end, Calavo packed nearly 300 million pounds of fresh avocados last year, up 37 percent from in fiscal 2009,” Cole continued. “We expect this upward trendline to continue over the long term, as demand for fresh avocados expands as a result of industry promotion efforts, demographic shifts and health-benefit awareness. With our company’s precedence on global sourcing, we view ourselves as well positioned to benefit from this market expansion longer term.”
     Turning to Calavo’s financial condition, Cole said, “The sustained strength of our operating performance enabled the company to reduce its long-term obligations by more than half to $6.1 million at Oct. 31, 2010 from $13.9 million one year earlier. While significantly paring our debt in fiscal 2010, we also
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Calavo Reports Record Fiscal 2010 Fourth Quarter, Full-Year Results/5-5-5
distributed nearly $8 million at year end in the form of the annual cash dividend, re-affirming our commitment to shareholder returns through a 10 percent payout increase from fiscal 2009. At Oct. 31, 2010, total shareholders’ equity stood at $88.3 million, a 27 percent rise from $69.5 million at the close of the preceding fiscal year. Our balance sheet has never been stronger and provides us substantial resources to fund growth internally and through acquisition.”
The Outlook Moving Forward
     “We begin fiscal 2011 in a favorable position—financially and operationally,” said Cole. “Calavo’s management team has been single-minded in executing its business model as evidenced by our operating results. We intend to continue with this proven formula: expanding our global sourcing relationships and leveraging our infrastructure by further diversifying an outstanding portfolio of fresh produce items and the CalavoFoods family of products.”
     Cole continued, “I anticipate another strong year for Calavo in fiscal 2011. The fresh avocado pipeline is expected to be substantial—our global sourcing capabilities will ensure our ability to meet customer demand with a steady supply of fruit. Diversified fresh products, which were a true bright spot last year, will continue to provide strong incremental unit growth. And our CalavoFoods business segment, anchored by ultra-high-pressure guacamole and augmented by exciting new-product offerings including Salsa Lisa, represents a promising future driver of our business.
     “Finally, with a strong financial position and demonstrated achievement expanding our current businesses, Calavo is proactively pursuing external growth through acquisitions. We have specific criteria, seeking only companies that fit
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Calavo Reports Record Fiscal 2010 Fourth Quarter, Full-Year Results/6-6-6
into our strategic framework, can be immediately accretive to per-share results and are complementary to our current revenue growth and increasing gross-margin profile.
     “With so many promising platforms to build upon, we are looking forward with confidence and anticipation to another successful fiscal year,” Cole concluded.
About Calavo
Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and commodity produce, as well as the manufacturing and distribution of prepared avocado and other food products, including refrigerated fresh salsa and guacamole hummus. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in
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Calavo Reports Record Fiscal 2010 Fourth Quarter, Full-Year Results/7-7-7
the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2009. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$1,064	$875
Accounts receivable, net of allowances of $1,372 (2010) and $2,353 (2009)	31,743	22,314
Inventories, net	14,831	11,731
Prepaid expenses and other current assets	8,424	6,430
Advances to suppliers	1,598	2,623
Income taxes receivable	1,816	2,178
Deferred income taxes	2,336	2,728

Total current assets	61,812	48,879

Property, plant, and equipment, net	41,059	38,621
Investment in Limoneira Company	34,986	24,200
Investment in unconsolidated entities	2,016	1,382
Goodwill	4,085	3,591
Other assets	6,240	6,076

	$150,198	$122,749

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$11,208	$4,343
Trade accounts payable	2,839	2,223
Accrued expenses	15,353	16,123
Short-term borrowings	8,150	5,520
Dividend payable	8,092	7,252
Current portion of long-term obligations	1,369	1,366

Total current liabilities	47,011	36,827
Long-term liabilities:
Long-term obligations, less current portion	6,089	13,908
Deferred income taxes	8,266	2,527

Total long-term liabilities	14,355	16,435
Commitments and contingencies
Noncontrolling interest	575	—
Total Calavo Grower’s shareholders’ equity	88,257	69,487

	$150,198	$122,749

CALAVO GROWERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Year ended
	October 31,		October 31,
	2010	2009	2010	2009
	(unaudited)

Net sales	$107,234	$80,942	$398,351	$344,765
Cost of sales	92,940	71,713	346,821	300,232

Gross margin	14,294	9,229	51,530	44,533
Selling, general and administrative	7,035	6,134	23,168	22,791

Operating income	7,259	3,095	28,362	21,742
Interest expense	(190)	(223)	(834)	(1,108)
Other income, net	359	387	1,453	1,254

Income before provision for income taxes	7,428	3,259	28,981	21,888
Provision for income taxes	2,733	955	11,341	8,277

Net income	4,695	2,304	17,640	13,611
Add: Net loss attributable to noncontrolling interest	55	—	124	—

Net income attributable to Calavo Growers, Inc.	$4,750	$2,304	$17,764	$13,611

Calavo Growers, Inc.’s net income per share:
Basic	$0.32	$0.16	$1.22	$0.94

Diluted	$0.32	$0.16	$1.22	$0.94

Calavo Growers, Inc.’s shares used in per share computation:
Basic	14,710	14,408	14,610	14,451

Diluted	14,722	14,443	14,619	14,503

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh	Calavo-
	products	Foods	Total
	(in thousands)
Year ended October 31, 2010
Net sales	$348,052	$50,299	$398,351
Cost of sales	309,609	37,212	346,821

Gross margin	$38,443	$13,087	$51,530

Year ended October 31, 2009
Net sales	$300,235	$44,530	$344,765
Cost of sales	271,159	29,073	300,232

Gross margin	$29,076	$15,457	$44,533

     For fiscal years 2010, and 2009, inter-segment sales and cost of sales for Fresh products totaling $11.7 million, and $14.1 million were eliminated. For fiscal years 2010, and 2009, inter-segment sales and cost of sales for CalavoFoods totaling $9.5 million, and $7.8 million were eliminated.

	Fresh	Calavo-
	products	Foods	Total
	(in thousands, unaudited)
Three months ended October 31, 2010
Net sales	$93,787	$13,447	$107,234
Cost of sales	82,649	10,291	92,940

Gross margin	$11,138	$3,156	$14,294

Three months ended October 31, 2009
Net sales	$69,309	$11,633	$80,942
Cost of sales	64,454	7,259	71,713

Gross margin	$4,855	$4,374	$9,229

     For three months ended October 31, 2010, and 2009, inter-segment sales and cost of sales for Fresh products totaling $2.0 million, and $3.0 million were eliminated. For three months ended October 31, 2010, and 2009, inter-segment sales and cost of sales for CalavoFoods totaling $2.6 million, and $2.1 million were eliminated.